EXHIBIT 99

July 14, 2003

Carolina Bank Holdings

Achieves Milestone $200 Million in Assets,

Announces Second-Quarter 2003 Results

(Greensboro, NC) Carolina Bank Holdings, Inc. (NASDAQ Small Cap Symbol “CLBH”) announced continued strong growth and improved performance for the period ending June 30, 2003. The company operates Carolina Bank, Greensboro, NC as a wholly owned subsidiary.

The end of the quarter marks a significant achievement since the bank posted assets in excess of $200 million. This is a landmark event in the growth of a financial institution because it demonstrates significant acceptance by the community. It provides the financial strength and flexibility to deal with uncertain times and it positions the bank for additional growth.

The bank posted strong growth in all balance sheet items, including profitability. The bank’s earnings improvement comes from continued growth in the company’s lines of business, including increased mortgage loan income, as well as improvement in the net interest margin.

The liquidity of the holding company’s stock continues to improve with increased daily float created by the secondary stock offering, which closed in December 2002. During the quarter, the company’s stock reached new highs.

Comparing the second calendar quarter 2003 with the same quarter 2002, the bank reported an increase in assets of 20.2 percent, to $201.4 million; net loans increased 22.3 percent to $147.9 million; and deposits increased 16.6 percent to $165.9 million. Earnings were positively impacted as well. The company reported net income of $250,000 for the second quarter of 2003 which increased 148.7 percent over the second quarter of 2002. Earnings per share (EPS) increased 30.0 percent to $0.13. A secondary stock offering completed in December 2002 increased the number of company shares, which diluted the growth in EPS in 2003.

(continued on next page)

IMMEDIATE RELEASE:

Carolina Bank Holdings Achieves Milestone $200 Million in Assets,

Announces Second-Quarter 2003 Results (page two)

In the first quarter the bank had a large non-accrual loan, composed of a loan participation with another bank, in the amount of $1.17 million. The consortium of banks which originally made that loan was successful in selling the note to an independent party. Also in the first quarter, our bank reserved $92,000 as an anticipated write-down. Consequently, when the transaction closed, no further reserves were necessary nor was there any material effect to our bank in this quarter. The bank’s loan quality continues to be very strong and well above our peer-group banks. Since the bank’s inception in November 1996, net loan charge-offs have been $746,000.

On June 17, 2003, the bank broke ground for a new office in Asheboro, NC. It is expected to open in the fourth quarter of 2003. The bank operates three offices in Greensboro.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

# # #

Please see the attached table, “Selected Financial Information.”

It is an integral part of this communication.

For additional information please contact:

Carolina Bank

Mr. Robert T. Braswell, President and CEO

P. O. Box 10209, Greensboro, North Carolina 27404

Telephone: 336-286-8740 – Email: b.braswell@carolinabank.com

IMMEDIATE RELEASE:

Carolina Bank Holdings Second-Quarter 2003 Results (page three)

CAROLINA BANK HOLDINGS, INC.

Selected Financial Information

	2003		2002			Years Ended
(in thousands, except per share)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	2002	2001	2000
OPERATING INCOME SUMMARY
Interest income	$2,417	$2,341	$2,376	$2,319	$2,237	$9,085	$9,016	$8,002
Interest expense	878	977	1,021	1,054	981	4,152	5,397	4,464
Net interest income	1,539	1,364	1,355	1,265	1,256	4,933	3,619	3,538
Provision for loan losses	135	237	190	175	215	685	391	332
Non-interest inc. before securities gns	326	371	335	268	167	911	557	280
Securities/REO gains (losses), net	(85)	53	—	20	—	20	129	—
Non-interest expenses	1,268	1,222	1,169	1,079	1,053	4,266	3,386	2,642
Income before income taxes	377	329	331	299	155	913	528	844
Income taxes	127	99	91	125	55	312	126	302
Net income	$250	$230	$240	$174	$100	$601	$402	$542
PER COMMON SHARE
Basic	$0.13	$0.12	$0.20	$0.17	$0.10	$0.56	$0.39	$0.53
Diluted	0.13	0.12	0.20	0.16	0.10	0.55	0.39	0.53
Book Value (on outstanding shares)	10.16	10.05	9.93	9.88	9.65	9.93	9.29	8.88
ASSET QUALITY
Allowance for loan losses	$1,942	$1,904	$1,661	$1,626	$1,531	$1,661	$1,369	$1,187
Non-performing loans	376	1,384	37	395	753	37	443	254
Repossessed assets	114	199	648	478	—	648	—	—
Net loan chargeoffs (recoveries)	97	(6)	155	80	156	393	209	51
Allowance for loan losses to loans	1.30%	1.33%	1.25%	1.26%	1.25%	1.25%	1.26%	1.40%
Non-performing assets to total assets	0.24%	0.81%	0.36%	0.51%	0.45%	0.36%	0.29%	0.23%
AVERAGE BALANCES
Loans	$147,928	$141,065	$130,888	$126,628	$117,913	$121,446	$95,602	$71,497
Earning assets	187,570	181,565	168,176	161,663	149,459	155,420	122,273	90,743
Total assets	196,909	192,565	176,790	169,685	156,829	163,337	129,022	95,350
AT PERIOD END
Loans before allowance	$149,892	$143,374	$133,045	$128,775	$122,527	$133,045	$108,882	$84,815
Total assets	201,375	194,931	189,871	170,935	167,573	189,871	151,515	112,498
Deposits	165,868	161,743	154,878	145,564	142,254	154,878	124,654	97,331
Stockholders’ Equity	18,937	18,549	18,344	10,287	10,049	18,344	9,590	9,168
RATIOS ANNUALIZED
Net yield—avg interest earning assets	3.28%	3.00%	3.22%	3.13%	3.36%	3.17%	2.96%	3.90%
Return on average assets	0.51%	0.48%	0.54%	0.41%	0.26%	0.37%	0.31%	0.57%
Net charge-offs to average loans	0.26%	-0.02%	0.47%	0.25%	0.53%	0.32%	0.22%	0.07%
Efficiency ratio (excl security/REO trans.)	0.68	0.70	0.69	0.70	0.74	0.73	0.81	0.69

Note: Quarterly information is unaudited.